Exhibit 99.2

For Immediate Release	Contacts:

Ms. Jewelle Yamada
Phone: 212-207-0574
Mobile: 646-584-9556
E-mail: jewelle-k.yamada@sumitomocorp.com

Ms. Vanessa Goldschneider
Phone: 212-207-0567
Mobile: 914-610-9174
E-mail: vanessa.goldschneider@sumitomocorp.com

Ms. Erika Fortenberry
Phone: 225-756-7199
Mobile: 225-907-4432
E-mail: erika.fortenberry@edgengroup.com

Sumitomo Corporation to Acquire Edgen Group Inc.

Edgen Group stockholders to receive US$12.00 per share

New York, New York and Baton Rouge, Louisiana – October 1, 2013 – Sumitomo Corporation (“SC”) and Sumitomo Corporation of America, Inc. (“SCOA”), collectively “Sumitomo”, and Edgen Group Inc. (NYSE:EDG) today announced the signing of a definitive merger agreement whereby Sumitomo will acquire all outstanding shares of Edgen Group Inc. (“Edgen Group”) for US$12.00 per share in cash (“acquisition”). The acquisition, which is expected to close before the end of 2013, is subject to customary closing conditions and regulatory approvals.

“The investment in Edgen Group will represent further expansion of Sumitomo’s distribution presence across the upstream, midstream, and downstream oil and gas markets, and other related energy and infrastructure segments and will complement Sumitomo’s integrated supply solutions to the growing energy market,” said Kazuhiro Takeuchi, President and CEO, SCOA and SC General Manager for the Americas.

“With the acquisition of Edgen Group, we gain a global distribution platform, including experienced staff, facilities, and an expanded specialized steel product offering that will allow us to continue our growth and support the development of global energy infrastructure. As a leader in the supply of steel products, we continue to build a robust value chain from manufacturing through distribution and related services, to support our customer’s requirements.”

Dan O’Leary, President and Chief Executive Officer of Edgen Group will continue to lead Edgen Group’s strategic growth initiatives. Mr. O’Leary stated, “The opportunity to align the Edgen Group strategy with the Sumitomo organization will benefit both businesses. The Edgen Murray and Bourland & Leverich commercial brands are well established and can now bring even greater scale to serve customers throughout global energy end-markets.” Mr. O’Leary added, “Our focus on highly engineered and mission critical steel products and our extensive industry knowledge and expertise in increasingly complex applications used in oil and gas drilling, extraction, production and processing complement Sumitomo’s existing business.”

Edgen Group is a Baton Rouge, Louisiana based leading global distributor of specialty products to the energy and infrastructure markets, including steel pipe, valves, quenched and tempered and high yield plate, and related components such as fittings, flanges and connectors. Edgen Group has two commercial brands, Edgen Murray and Bourland & Leverich, and had total sales of US$2.059 billion in 2012 with 660 employees and operations in over 35 locations in 18 countries. Edgen Murray is a global distributor of specialized steel products in the upstream (drilling and production in offshore environments), midstream (gathering, processing, fractionation, transportation and storage of oil and natural gas) and downstream (refining and petrochemical applications) end-markets for oil and natural gas. Bourland & Leverich is a U.S. domestic oil country tubular goods (“OCTG”) distributor serving conventional and unconventional oil and natural gas exploration, including most recently the development of the shale industry, and has been in business since 1935.

Tudor, Pickering, Holt & Co. is acting as financial advisor to Sumitomo. Norton Rose Fulbright is serving as Sumitomo’s outside legal advisor. Citigroup Global Markets Inc. is acting as financial advisor to Edgen Group. Dechert LLP is serving as outside legal advisor to Edgen Group.

About Sumitomo Corporation

Sumitomo Corporation is a leading general trading company with 116 locations in 65 countries and 24 locations in Japan. The entire Sumitomo Corporation Group (“the Group”) consists of nearly 800 companies and more than 70,000 personnel. The SC business is continuously expanding into a diverse range of products and services. Its core business units are Metal Products; Transportation & Construction Systems; Environment & Infrastructure; Media, Network, Lifestyle Related Goods & Services; and Mineral Resources, Energy, Chemical & Electronics. For more information, visit www.sumitomocorp.co.jp/english/

About Edgen Group

Edgen Group is a leading global distributor of specialized products and services to the energy sector and industrial infrastructure markets, including steel pipe, valves, quenched and tempered and high yield heavy plate, and related components. Edgen Group is headquartered in Baton Rouge, Louisiana with over 35 locations in 18 countries around the world. For more information, visit www.edgengroup.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements, which statements are based on current expectations. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure to satisfy conditions to completion of the merger, including receipt of regulatory approvals; changes in the business or operating prospects of Edgen Group; economic conditions; adverse litigation or regulatory developments; competition; success in implementing business development plans and integrating newly acquired assets; and the ability to meet capital needs, including the ability to manage indebtedness. Edgen Group undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release. Edgen Group provides additional information about these and other factors in the reports filed with the Securities and Exchange Commission (the “SEC”), including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Edgen Group’s annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 15, 2013, and in other reports filed by Edgen Group with the SEC.

Additional Information and Where to Find It

In connection with the proposed acquisition, Edgen Group intends to file relevant materials with the SEC, including Edgen Group’s information statement in preliminary and definitive form. Edgen Group stockholders are strongly advised to read all relevant documents filed with the SEC, including Edgen Group’s information statement, because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free from Edgen Group by contacting Edgen Group’s Investor Relations at Investor.Relations@edgengroup.com.